Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of             , 2017, between David Woodis (“Employee”) and BCCM, Inc., a Delaware corporation (“Company”).

WHEREAS, pursuant to an Asset Purchase Agreement between the Company and Blue Clay Capital Management, LLC (“BCCM”) dated as of             , 2017 (“Asset Purchase Agreement”), the Company purchased the assets of BCCM, an asset management business that formerly employed Employee.

WHEREAS, as part of the Asset Purchase Agreement, the Company desires to hire Employee pursuant to the terms of this Agreement. Employee’s employment with the Company will expose Employee to more Confidential Information and customer/vendor relationships of the Company.

WHEREAS, Employee recognizes that as part of the Asset Purchase Agreement and during the course of employment with the Company, the Company will disclose to such confidential customer and related business information, which is the property and trade secrets of the Company and which enable the Company to compete successfully. Employee recognizes that the Company has a legitimate interest and right in protecting its interest in such information and that in consideration for the Asset Purchase Agreement and Employee’s hiring with the Company, the parties are willing to execute this Agreement.

WHEREAS, Employee acknowledges that this Agreement was provided, discussed and understood prior to execution of this Agreement, and that Employee was given an adequate opportunity to ask questions and seek any legal assistance related to this Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual promises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    TERM AND TERMINATION.    The employment relationship between the Company and Employee shall remain “at-will,” and either party may terminate Employee’s employment with the Company at any time, for any reason, and with or without notice.

2.    CONSIDERATION. The consideration for this Agreement, the sufficiency of which is hereby acknowledged, shall be the Employee’s hiring and/or employment with the Company, specifically including, but not limited to, Employee’s compensation, the accompanying benefits of employment, and access to the Company’s business information.

3.    DUTIES. Employee shall be employed with the Company as Chief Operating Officer and Chief Financial Officer and provide related services to the Company. While employed by the Company, Employee shall devote Employee’s full time, skill, and attention during normal business hours to the interests of and the business of the Company (consistent with the Employee’s devotion of the same to Blue Clay Capital Management, LLC prior to the date hereof), and shall perform such duties, if any, as shall be assigned from time to time by the Company and are consistent with Employee’s position as Chief Operating Officer and Chief Financial Officer, shall comply to the best of Employee’s abilities with the best interest, policies and directives issued by the Company. Employee shall report to the Board of Directors of the Company. The Company acknowledges that Employee is engaged in various non-profit and other activities not in furtherance of the Company’s business, that the Employee may become engaged in other such activities, and nothing in this Agreement or in Employee’s employment by the Company shall prohibit Employee from engaging in any activities that are not competitive with the business of the Company and do not materially interfere with the performance of Employee’s duties on behalf of the Company.

4.    COMPENSATION.

a.    Annual Compensation. In consideration of Employee’s services, the Company agrees to pay Employee an annual base salary of $125,000.00, as adjusted (increased, but not decreased) from time-to-time, payable in equal installments twice monthly. Except as expressly provided below as to benefits and other matters, Employee agrees to accept such consideration as full compensation for services hereunder. The Company shall have the right to deduct from compensation paid to Employee hereunder any and all of Employee’s social security, federal, state, and local taxes which may be required by law, and any and all amounts that may be owing to the Company by Employee.

b.    Bonus. Employee shall have the opportunity to earn an annual discretionary bonus based upon terms, criteria and conditions established by the Company’s Board in their sole discretion. Employee must be actively employed with the Company through the bonus payout date to receive any annual bonus payout pursuant to this Section. The timing of such payment shall be in the Board’s sole discretion.

c.    Revenue Sharing. Employee shall have the right to earn Company revenue sharing based upon the terms and conditions set forth on Exhibit A hereto. Such revenue sharing shall be paid quarterly. After Employee is no longer employed by the Company, Employee shall be entitled to the revenue sharing listed on Exhibit A as follows: (1) 100% of the revenue sharing Employee would have been entitled to receive if he remained employed by the Company calculated for the period between the date Employee ceased to be employed by the Company and the first anniversary of the date Employee ceased to be employed by the Company; and (2) 50% of the revenue sharing Employee would have been entitled to receive if he had remained employed by the Company calculated for the period between the first anniversary and second anniversary of the date Employee ceased to be employed by the Company.

5.    EMPLOYEE BENEFITS. Employee shall be entitled during the term of this Agreement to participate in the Company’s benefits programs, if any, and receive paid vacation on the same basis as is generally from time to time applicable to other employees of the Company serving in a capacity similar to that being occupied by Employee and having been employed by Employee for the same period of time; provided, however, that such benefits shall in any event include health insurance on terms reasonably acceptable to Employee. The Company’s benefit plans shall be subject to the establishment and modification by the Company in its sole discretion.

6.    EMPLOYEE EXPENSES. During the term of employment, the Company shall reimburse Employee for, or pay directly, all reasonable and pre-approved travel, entertainment, and other expenses as are ordinarily incurred by Employee in connection with the performance of services under this Agreement. Reimbursement or payment for such expenses shall be made upon presentation of expense statements and other supporting information as the Company may reasonably request.

7.    COVENANT NOT TO SOLICIT OR COMPETE. In consideration of the foregoing and the mutual promises, covenants, and agreements contained herein, from the date of this Agreement until one (1) year following Employee’s termination of employment with the Company for any reason, Employee will not, either directly or indirectly, alone or as partner, officer, director, shareholder, agent, employee, affiliate, subsidiary, parent company, agent or assign of another firm or entity:

a.    interfere, or engage in competition with, the business of the Company (whether by way of interfering with the Company’s relationship with employees, customers, agents, representatives, manufacturers, distributors, or vendors);

b.    hire, employ, retain as an independent contractor, induce or attempt to induce by soliciting or assisting anyone else in the solicitation of, any of the Company’s employees, former employees within one year of such former employee’s leaving the employment of the Company, or contractors of the Company to leave their employment or terminate their contract with the Company;

c.    engage in competition with the Company by soliciting or working with clients or customers of the Company or former clients of the Company with whom the Company conducted business during the term of Employee’s employment with respect to the same type of work performed by Employee for the Company; or

d.    engage in competition with the Company by owning, investing in, contracting with, managing or otherwise operating or working with a business similar to that of the Company’s business within the United States.

8.    CONFIDENTIAL INFORMATION.

a.    Non-disclosure. During employment and at all times thereafter, neither Employee nor Employee’s agents, employees, shareholders, and assigns shall use or disclose any confidential information to any person not employed by the Company or not authorized by the Company to receive such confidential information without the prior written consent of the Company. The obligations contained in this paragraph will survive indefinitely. “Confidential Information” means information that is proprietary to the Company and shall include, but is not limited to, information relating to the business plans as well as pricing, contracts, employment costs, selling costs, delivery costs, marketing information, customer lists, account names, contacts, addresses, and sales activity, suppliers and vendors, projects, project information, contracts, marketing information, tax and financial information, intellectual property, employees, banking relationships, mailing lists, and related information. Any information Company, Employee, or the Company consider confidential information or is treated as confidential information will be presumed to be confidential information.

b.    Exceptions. Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to federal, state or local government officials or to an attorney solely for the purposes of reporting or investigating a suspected legal violation or that is otherwise disclosed in a complaint or other document filed in a lawsuit or other legal proceeding (if such filing is made under seal). An employee who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Confidential Information to the attorney of the employee and use the Confidential Information in the court proceeding if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except by court order.

9.    PROPRIETARY RIGHTS.    Employee agrees that all Work Product created solely or jointly by Employee or Employee’s employees, associates, or subcontractors, arising from employment and/or work performed hereunder, or previously conceived in anticipation of employment with the Company shall be deemed “work made for hire” and shall remain the sole property of the Company. Employee shall execute all such assignments, oaths, declarations, and other documents as may be prepared by the Company to effect the foregoing. “Work Product” shall mean all documentation, creative works, marketing, and customer materials/information, know-how, and information works, marketing, and customer materials/information, and information created on behalf of the Company, in whole or in part, by Employee in creating the Work Product within the scope of Employee’s employment or this Agreement, whether or not copyrightable or otherwise protectable. Exempt from this Agreement shall be an invention for which no equipment, supplies, facility or trade secret information of the company was used and which was developed entirely on the Employee’s time, does not relate to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or which otherwise does not result from any work performed by the Employee for the Company.

10.    EQUITABLE AND LEGAL RIGHTS.

a.    Return upon Termination. Upon termination of Employee’s employment for any reason, Employee shall return to the Company all Confidential Information, Work Product, and other property of the Company that Employee possesses, and shall also deliver to the Company all other documents, electronic data and information relating to any Work Product of Employee. Employee shall be liable to the Company for damages for any such property not returned to the Company.

b.    Restrictive Period. Employee acknowledges that upon a breach of the non-solicitation or non-competition terms in Section 7 herein, the restrictive period referenced therein shall be extended for the duration of such breach.

c.    Equitable Rights. Employee acknowledges that the breach of Sections 7, 8 or 9 herein relating to non-competition/non-solicitation, confidentiality and/or proprietary rights may cause irreparable harm which may not be compensable by monetary damages. Accordingly, in the event of an actual or threatened breach by Employee of Section 7, 8 or 9 of this Agreement, the Company shall be entitled to an injunction restraining Employee from so acting. The prevailing party shall be entitled to the recovery of legal fees and costs incurred in enforcing this Agreement; provided that nothing herein shall be construed as prohibiting or in any way limiting the Company from pursuing any other legal remedies available under the terms of this Agreement or other applicable laws.

11.    SEVERABILITY AND SURVIVAL. The parties understand that the Company has attempted to limit Employee’s right to compete and/or solicit only to the extent necessary to protect the Company from unfair competition. If any general provision of this Agreement is determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, then such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement. The terms of this Agreement, most notably Sections 7, 8, 9, 10, and 11-17 herein, shall survive termination of this Agreement.

12.    ENTIRE AGREEMENT. This Agreement and documents referenced therein constitute the entire agreement with respect to the subject matter hereof, supersede all prior agreements, and may not be amended or waived unless in writing executed by all parties.

13.    ASSIGNABILITY. Employee shall not assign any rights or obligations hereunder without the written consent of the Company, with this Agreement binding upon Employee’s permitted successors, heirs and assigns. The Company may transfer or assign its rights and obligations under this Agreement.

14.    GOVERNING LAW. This Agreement and its validity and interpretation shall be governed by the laws of the state of Delaware, with any dispute or claim relating to this Agreement shall be venued or heard in the State of Delaware.

15.    NOTICES. Any notices required or permitted under this Agreement shall be in writing and delivered personally or by registered mail, postage prepaid to the Company or Employee at the address set forth below.

16.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall be deemed one valid, final and binding Agreement.

IN WITNESS HEREOF, the parties acknowledge that they have read and understand the terms herein and have executed this Agreement as of the day and year first above written.

COMPANY:

BCCM, INC.

By:

Its:
Address:

EMPLOYEE:

David Woodis
Address:

[Signature Page to Employment Agreement – Woodis]

EXHIBIT A

REVENUE SHARING TERMS

Employee shall be entitled to receive a top-line revenue share, starting at 2.5% of earned revenues of the Company, to be adjusted in the future according to growth of platform revenues of the Company.